Exhibit 99.1

CINEMARK HOLDINGS, INC. REPORTS ADJUSTED EBITDA OF $148.4 MILLION

ON REVENUES OF $633.6 MILLION

Plano, TX, November 6, 2012 – Cinemark Holdings, Inc. (NYSE: CNK), one of the largest motion picture exhibitors in the world, today reported results for the three and nine months ended September 30, 2012. Cinemark Holdings, Inc.’s revenues for the three months ended September 30, 2012 were $633.6 million compared to $640.0 million for the three months ended September 30, 2011. For the three months ended September 30, 2012, admissions revenues were $402.4 million and concession revenues were $200.1 million. Attendance was 69.7 million patrons for the three months ended September 30, 2012, a slight increase over the three months ended September 30, 2011.

Adjusted EBITDA for the three months ended September 30, 2012 was $148.4 million compared to $154.3 million for the three months ended September 30, 2011. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.

Net income attributable to Cinemark Holdings, Inc. for the three months ended September 30, 2012 was $47.4 million compared to $46.9 million for the three months ended September 30, 2011.

“The geographic diversity of our U.S. and Latin American footprint with 5,207 screens in 39 U.S. states and 13 Latin American countries led to an all-time Cinemark record for worldwide attendance, entertaining 69.7 million patrons during the quarter,” stated Tim Warner, Cinemark’s Chief Executive Officer. “As our results consistently demonstrate, Cinemark has designed a company with a strong and stable domestic base, which supports our substantial quarterly dividend, accompanied by our international circuit, which represents a long-running growth engine and differentiates us from all of our industry peers worldwide.”

Cinemark Holdings, Inc.’s revenues for the nine months ended September 30, 2012 increased 6.8% to $1,862.0 million from $1,743.7 million for the nine months ended September 30, 2011. During the nine months ended September 30, 2012, admissions revenues increased 5.3% to $1,194.3 million and concession revenues increased 9.5% to $581.3 million. The increases were primarily related to a 5.7% increase in attendance and a 3.9% increase in concession revenues per patron.

Adjusted EBITDA for the nine months ended September 30, 2012 increased 9.6% to $445.7 million from $406.8 million for the nine months ended September 30, 2011. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.

Net income attributable to Cinemark Holdings, Inc. for the nine months ended September 30, 2012 was $141.1 million compared to $112.3 million for the nine months ended September 30, 2011. Net income for the nine months ended September 30, 2011 included a loss on early retirement of debt of approximately $4.9 million, before income taxes.

On September 30, 2012, the Company’s aggregate screen count was 5,207. As of September 30, 2012, the Company had signed commitments to open eight new theatres with 72 screens by the end of 2012 and open 28 new theatres and 284 screens subsequent to 2012.

Conference Call/Webcast – Today at 8:30AM ET

Telephone: via 800/374-1346 or 706/679-3149 (for international callers).

Live Webcast: available live at investors.cinemark.com section and archived for a limited time immediately following the call.

About Cinemark Holdings, Inc.

Cinemark is a leading domestic and international motion picture exhibitor, operating 461 theatres with 5,207 screens in 39 U.S. states, Brazil, Mexico, Argentina and 10 other Latin American countries as of September 30, 2012. For more information go to investors.cinemark.com.

Contact:

Chanda Brashears – 972/665-1671 or cbrashears@cinemark.com

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment and determinations in lawsuits in which we are defendants. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed February 29, 2012 and quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.

Financial and Operating Summary

(unaudited, in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Statement of income data:
Revenues
Admissions	$402,440	$417,088	$1,194,306	$1,134,697
Concession	200,112	194,794	581,346	530,828
Other	31,021	28,131	86,345	78,217

Total revenues	633,573	640,013	1,861,997	1,743,742

Cost of operations
Film rentals and advertising	214,002	225,431	636,718	613,204
Concession supplies	32,924	32,166	93,162	85,076
Facility lease expense	72,883	72,318	213,059	208,111
Other theatre operating expenses	138,043	132,793	394,967	366,304
General and administrative expenses	36,996	32,652	107,011	92,825
Depreciation and amortization	36,897	40,542	110,054	119,579
Impairment of long-lived assets	976	992	1,472	3,601
Loss on sale of assets and other	6,699	1,809	8,004	7,975

Total cost of operations	539,420	538,703	1,564,447	1,496,675

Operating income	94,153	101,310	297,550	247,067

Interest expense (1)	(30,861)	(32,249)	(94,369)	(91,316)
Distributions from NCM	4,673	5,108	13,090	16,530
Loss on early retirement of debt	—	—	—	(4,945)
Other income	9,455	2,816	14,940	8,289

Income before income taxes	77,420	76,985	231,211	175,625
Income taxes	29,453	29,337	88,229	61,646

Net income	$47,967	$47,648	$142,982	$113,979
Less: Net income attributable to noncontrolling interests	582	728	1,855	1,685

Net income attributable to Cinemark Holdings, Inc.	$47,385	$46,920	$141,127	$112,294

Earnings per share attributable to Cinemark Holdings, Inc.’s common stockholders:
Basic	$0.41	$0.41	$1.23	$0.98

Diluted	$0.41	$0.41	$1.23	$0.98

Weighted average diluted shares outstanding	113,814	113,298	113,664	113,170

Other financial data:
Adjusted EBITDA (2)	$148,370	$154,273	$445,650	$406,770

(1)	Includes amortization of debt issue costs.
(2)	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of Adjusted EBITDA to net income is provided in the financial schedules accompanying this press release.

	As of	As of
	September 30,	December 31,
	2012	2011
Balance sheet data (in thousands):
Cash and cash equivalents	$540,759	$521,408
Theatre properties and equipment, net	$1,262,919	$1,238,850
Total assets	$3,581,318	$3,522,408
Long-term debt, including current portion	$1,563,470	$1,572,221
Equity	$1,088,098	$1,023,639

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Other operating data:
Attendance (patrons, in thousands):
Domestic	41,141	44,424	122,984	121,728
International	28,508	25,009	77,008	67,636

Worldwide	69,649	69,433	199,992	189,364

Average ticket price (in dollars):
Domestic	$6.44	$6.47	$6.66	$6.51
International	$4.81	$5.20	$4.87	$5.07
Worldwide	$5.77	$6.01	$5.97	$5.99

Concession revenues per patron (in dollars):
Domestic	$3.29	$3.13	$3.32	$3.15
International	$2.26	$2.23	$2.24	$2.18
Worldwide	$2.87	$2.81	$2.91	$2.80

Average screen count (month end average):
Domestic	3,922	3,861	3,907	3,840
International	1,285	1,184	1,282	1,148

Worldwide	5,207	5,045	5,189	4,988

Segment Information

(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenues
U.S.	$416,165	$441,334	$1,271,155	$1,216,679
International	220,633	201,637	598,880	534,828
Eliminations	(3,225)	(2,958)	(8,038)	(7,765)

Total revenues	$633,573	$640,013	$1,861,997	$1,743,742

Adjusted EBITDA (1)
U.S.	$94,538	$110,285	$302,222	$289,091
International	53,832	43,988	143,428	117,679

Total Adjusted EBITDA	$148,370	$154,273	$445,650	$406,770

Capital expenditures
U.S.	$27,357	$17,871	$74,160	$57,316
International	25,583	23,010	72,367	68,867

Total capital expenditures	$52,940	$40,881	$146,527	$126,183

Reconciliation of Adjusted EBITDA

(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net income	$47,967	$47,648	$142,982	$113,979
Income taxes	29,453	29,337	88,229	61,646
Interest expense	30,861	32,249	94,369	91,316
Loss on early retirement of debt	—	—	—	4,945
Other income	(9,455)	(2,816)	(14,940)	(8,289)
Depreciation and amortization	36,897	40,542	110,054	119,579
Impairment of long-lived assets	976	992	1,472	3,601
Loss on sale of assets and other	6,699	1,809	8,004	7,975
Deferred lease expenses - theatres (2)	(16)	832	301	1,944
Deferred lease expenses – DCIP equipment (3)	1,013	428	3,026	966
Amortization of long-term prepaid rents (2)	678	692	1,988	1,976
Share based awards compensation expense (4)	3,297	2,560	10,165	7,132

Adjusted EBITDA (1)	$148,370	$154,273	$445,650	$406,770

(1)

Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, loss on early retirement of debt, other income, depreciation and amortization, impairment of long-lived assets, loss on sale of assets and other, changes in deferred lease expense, amortization of long-term prepaid rents and share based awards compensation expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.

(2)	Non-cash expense included in facility lease expense.
(3)	Non-cash expense included in other theatre operating expenses.
(4)	Non-cash expense included in general and administrative expenses.

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